Exhibit 24
POWER OF ATTORNEY
      I, Jeff Kirwan, hereby constitute and appoint Lisa Delgado, David Jedrzejek, Thomas J. Lima, Marie Ma and Lisa Mertens with the power to sign alone, as my true and lawful attorney-in-fact, to act for me in my capacity as an officer and/or director of THE GAP, INC. (the "Company") to:
      1.	Sign and file the Uniform Application for Access
Codes on Edgar; and
2.	Prepare, sign and file Forms 3, 4 and 5 in
furtherance of satisfying my obligations under
Section 16(a) of the Securities Exchange Act of 1934
(the "1934 Act") with respect to Company securities;
and
3.	Prepare, sign and file notices on Form 144 in
furtherance of satisfying my obligations under Rule
144 under the Securities Act of 1933 (the "1933
Act") with respect to Company securities; and
4.	Execute and deliver any and all documents, take any
and all steps and do any and all things that my attorney-in-fact may deem necessary or appropriate in furtherance of the purposes stated in (1), (2) and (3) above.
      I hereby grant to each attorney-in-fact full power and authority to do and perform any act that he or she deems necessary or appropriate in the exercise of any of the rights and powers granted by this Power of Attorney, as fully to all intents and purposes as I might or could do if personally present, with full power of substitution or revocation. I acknowledge that neither my attorneys-in-fact nor the Company is assuming any of my responsibilities and obligations to comply with the 1933 Act, the 1934 Act, or the rules thereunder.
      This Power of Attorney will remain in effect until I am no longer required to file Forms 3, 4, 5 and 144 with respect to Company securities, except that I reserve the right to revoke this Power of Attorney by written notice delivered to my attorneys-in-fact and the Company.

Date:   11/18/2014				/s/ Jeff Kirwan
      				                 Jeff Kirwan
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